UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of earliest event reported:

January 19, 2006

INTEGRATED ELECTRICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13783	76-0542208

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1800 West Loop South, Suite 500
Houston, Texas	77027

(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number, including area code: (713) 860-1500

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 2 – FINANCIAL INFORMATION

ITEM 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 19, 2006, the holders of the outstanding Series A and Series B 6.5% Senior Convertible Notes due 2014 (collectively, the “Notes”) of Integrated Electrical Services, Inc. (the “Company” or “IES”) delivered written notice (the “Notices”) to the Company alleging that a “Termination of Trading” constituting a “Fundamental Change,” each as defined under the Indenture dated as of November 24, 2004 (the “Indenture”) by and among the Company, the guarantors party thereto and the Bank of New York, as trustee, had occurred with respect to the Notes and that, as a result, the Company is required to repurchase the Notes on the terms and conditions specified in the Indenture. Pursuant to the Indenture, a “Termination of Trading” is deemed to have occurred if the common stock of the Company into which the Notes are convertible “is neither listed for trading on the New York Stock Exchange (the “NYSE”) or the American Stock Exchange nor approved for listing on the Nasdaq National Market or the Nasdaq SmallCap Market, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.” The Notices allege that a Termination of Trading occurred with respect to the Notes when the Company was orally notified on December 15, 2005 that its common stock had been suspended from trading on the NYSE. As further described below, the Company does not believe that a Termination of Trading has occurred and disputes any assertion to the contrary.

As previously disclosed by the Company in Current Reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”), the NYSE on December 15, 2005 the NYSE suspended trading of the Company’s common stock and informed the Company of the NYSE’s intent to submit an application to the SEC to de-list the Company’s common stock after completion of applicable procedures, including any appeal by IES of the NYSE’s staff’s decision. On December 30, 2005, in accordance with Rule 804.00 of the NYSE Listed Company Manual, the Company appealed the NYSE’s staff’s decision by requesting a review by the designated committee of the Board of Directors of the NYSE (the “Committee”) of the staff’s determination to suspend the trading of the Company’s common stock and an oral presentation before the Committee. The Company believes that, until its common stock is de-listed by the NYSE after application to the SEC, which is not expected to occur prior to completion of the Company’s appeal to the Committee, the Company’s common stock has not ceased to be listed on the NYSE for purposes of determining whether a “Termination of Trading” has occurred under the Indenture.

The Notices state that the Company was required to provide the holders of the Notes with notice of the occurrence of a Termination of Trading within 15 Business Days after December 15, 2005 and that the Company failed to do so. If a Termination of Trading occurred on December 15, 2005, the Company’s failure to provide notice to the holders of the Notes on or about, or prior to, January 9, 2006 would constitute an Event of Default under the Indenture.

If a Termination of Trading occurred on December 15, 2005, then pursuant to the Notices, the Company would be required to repurchase the Notes in cash at a purchase price equal to 100% of the principal amount of the Notes held by such holders plus accrued and unpaid interest and Liquidated Damages (as defined in the Indenture) thereon on or about, or prior to, February 7, 2006. If an Event of Default occurred as a result of the Company’s failure to deliver notice to the holders of the Notes of the occurrence of a Termination of Trading, the holders of at least 25% in aggregate principal amount of the Notes have the right to declare the principal amount plus accrued and unpaid interest and Liquidated Damages thereon immediately due and payable in cash.

In either case, the amount due under the Notes, including the principal amount plus accrued and unpaid interest and Liquidated Damages thereon, would be approximately $51 million, and the Company would not be able to make such payment when due. Pursuant to the Notices, the holders have elected to exercise their repurchase rights following a Termination of Trading and have not accelerated the obligations under the Notes pursuant to an Event of Default; however, the Notices expressly reserve the holders’ rights to accelerate the Notes under the terms of the Indenture. Nevertheless, the Company has previously announced that it is contemplating filing a consensual Chapter 11 plan of reorganization pursuant to a non-binding agreement in principle reached with an ad hoc committee, whose members hold a majority in outstanding principal amount of its Senior Subordinated Notes. The agreement in principle contemplates that the Notes would be reinstated or the holders otherwise provided the full

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value of their Note claims. The Company does not believe that the delivery of the Notices is likely to have any impact upon the recovery of the holders of the Notes in a Chapter 11 proceeding.

There is no assurance that the Company will successfully complete the restructuring contemplated by the agreement in principle, or any other restructuring. The agreement in principle is subject to the negotiation of definitive documentation, approval by the requisite note holders and a court in a Chapter 11 proceeding and customary closing conditions. Because the agreement in principle is not binding and because there is no assurance it will be consummated, the Company will continue to evaluate other alternatives for reorganizing its capital structure. In addition, the Company may be forced by its creditors to seek the protection of federal bankruptcy law. If the Company consummates any restructuring, it may do so outside of bankruptcy, in a prepackaged Chapter 11 proceeding, in a pre-arranged Chapter 11 bankruptcy proceeding or in another proceeding under federal bankruptcy law. Any restructuring could cause the holders of IES’ outstanding securities, including its common stock, Senior Subordinated Notes and Notes, to lose some or all of the value of their investment in the company’s securities. Furthermore, such restructuring could result in material changes in the nature of the Company’s business and material adverse changes to its financial condition and results of operations.

If an Event of Default has occurred or occurs in the future under the Indenture, the cross-default provisions in the Company’s other debt instruments and agreements, including its senior bank credit facility, Senior Subordinated Notes and agreement with its primary surety bonding company, unless cured or waived, would result in an event of default under these instruments and agreements. In such event, the lenders under these instruments and agreements may exercise their remedies thereunder, including causing all outstanding indebtedness to accelerate and become due.

Capitalized terms used in this Current Report on Form 8-K but not otherwise defined herein shall have the meanings ascribed to them in the Indenture. A copy of the Indenture is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on November 22, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED ELECTRICAL SERVICES, INC.
By:	/s/ Curt L. Warnock
Curt L. Warnock
Senior Vice President and General Counsel

Date: January 25, 2006